Exhibit 99.1

Reven Housing REIT Acquires Additional Homes in Jacksonville, Florida and Memphis, Tennessee

La Jolla, California, November, 10, 2014 – Reven Housing REIT, Inc. ("Reven" or the "Company") (OTCBB: RVEND) today announced that it has acquired 26 single-family homes in three separate closings. Two additional homes in Jacksonville, Florida were acquired on October 30, 2014 and 24 homes in Memphis, Tennessee were acquired from two separate sellers on November 4, 2014 and November 7, 2014, respectively. The aggregate purchase price for all 26 homes was approximately $2,039,336, exclusive of closing costs. The Company funded 100% of the purchase with cash. The acquired properties average 1,650 square feet and are mostly three-bedroom, two bath homes. Of the acquired properties, 14 are currently subject to one-year leases, and 12 are subject to multi-year leases.

Chad M. Carpenter, Chairman and Chief Executive Officer of Reven, commented, “We recently consummated the delayed closings of acquisitions of additional properties that are part of our existing portfolio purchase contracts once these homes were fixed, leased and occupied, satisfying certain of our acquisition criteria that homes be fixed, leased and occupied before we close escrow in accordance with our investment strategy of reducing risk and increasing cash flow with our portfolio acquisitions. In addition, we completed the acquisition of a new portfolio of 21 homes from a new seller in Memphis. Reven now owns a total of 319 homes, 168 in Houston, 93 in Memphis, 49 in Jacksonville and 9 in Atlanta.”

Reven is also under contract to acquire an additional 210 homes, 110 in Jacksonville, Florida and 100 homes in Houston Texas pursuant to three separate contracts with multiple sellers. Additional information regarding these purchase contracts can be found in the Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on September 17, 2014, September 30, 2014, and November 4, 2014, respectively.

About Reven Housing REIT, Inc.

Reven Housing REIT is engaged in the acquisition, ownership and operation of portfolios of leased single-family homes in the United States. RVEND currently owns and operates SFR's in Florida, Georgia, Mississippi, Tennessee, Texas and intends to expand throughout the United States. Reven operates its portfolio properties as single-family rentals, or SFRs, and it generates most of its revenue from rental income of the existing tenants of the SFRs that Reven has acquired. Reven’s business plan involves acquiring portfolios of rented houses from investors who have bought them low, fixed and rented them; and generating current income from profits from rentals and appreciation of houses. Reven intends to take all necessary steps to qualify as a real estate investment trust (“REIT”) under the Internal Revenue Code, as amended. However, no assurance can be given that it will qualify or remain qualified as a REIT.

Forward Looking Statement

This press release contains forward-looking statements that relate to expectations, beliefs, projections, future plans and strategies, anticipated events and similar expressions. Forward-looking statements may be identified by use of words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” or “potential” or similar words or phrases which are predictions of or indicate future events or trends. Statements such as those concerning potential acquisition activity, investment objectives, strategies, opportunities, other plans and objectives for future operations or economic performance are based on the Company’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Any of these statements could prove to be inaccurate and actual events or investments and results of operations could differ materially from those expressed or implied, including the ability of the Company to qualify and operate as a REIT. To the extent that the Company’s assumptions differ from actual results, the Company’s ability to meet such forward-looking statements, including its ability to invest in a diversified portfolio of quality real estate investments and to qualify and operate as a REIT, may be significantly and negatively impacted. You are cautioned not to place undue reliance on any forward-looking statements and the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, future events or other changes. Please refer to Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on for the year ended December 31, 2013 filed with the SEC on March 25, 2014, and subsequently filed SEC reports, for further information.

For More Information, Contact:

Cole Carpenter

Reven Housing REIT, Inc.

7911 Hershel Ave., #201

La Jolla, California 92037

(858) 459-4000